Exhibit 4.1

AMENDMENT TO SHAREHOLDER PROTECTION RIGHTS AGREEMENT
OF
POST HOLDINGS, INC.
THIS AMENDMENT TO THE SHAREHOLDER PROTECTION RIGHTS AGREEMENT (this “Amendment”) by and between Post Holdings, Inc., a Missouri corporation (the “Company”) and Computershare Trust Company, N.A. (the “Rights Agent”) is made as of this 16th day of January, 2013.
WHEREAS, the Company and the Rights Agent entered into a certain Shareholder Protection Rights Agreement on February 2, 2012 (the “Agreement”);
WHEREAS, Section 27 of the Agreement provides that, prior to the Distribution Date, the Company may supplement or amend this Agreement in any respect without the approval of any holders of Right Certificates (as therein defined), each such amendment to be evidenced by a writing signed by the Company and the Rights Agent;
WHEREAS, the Board of Directors of the Company (the “Board”), acting by unanimous written consent, effective January 16, 2013, approved an amendment to the Agreement to amend the Final Expiration Date of the Agreement from February 2, 2022 to January 16, 2013; and
WHEREAS, the Company believes it is desirable to amend the Agreement as set forth below.
NOW, THEREFORE, the parties hereto hereby agree as follows:
1.    Amendment of the Agreement. Except as otherwise explicitly provided in this Amendment, the Agreement will remain unchanged and in full force and effect.
2.    Modification to the Agreement. Section 7(a) of the Agreement is hereby amended to read in its entirety as follows (with the new language appearing in underlined italics):
(a) The registered holder of any Right Certificate may exercise the rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase and the certificate set forth on the reverse side thereof properly completed and duly executed, to the Rights Agent at the shareholder services office of the Rights Agent or such office designated for such purpose, together with payment of the Purchase Price for each one one-ten thousandth of a share of Preferred Stock as to which the Rights are exercised, at or prior to the Close of Business on the Expiration Date. The “Expiration Date”, as used in this Agreement, shall be the earliest of (i) the Final Expiration Date, (ii) the time at which the Rights are redeemed as provided in Section 23, (iii) the time at which the Rights are exchanged as provided in Section 24, or (iv) immediately prior to the effective time of a consolidation, merger or statutory share exchange in which the Common Stock is converted into, or into the right to receive, another security, cash or other consideration that does not constitute a Section 13 Event. Provided that a Stock Acquisition Date has not occurred prior to such date, the “Final Expiration Date”, as used in this Agreement, shall be January 16, 2013, subject to amendment as provided herein.”
3.    Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Originally executed counterparts may be delivered by facsimile and any such delivery shall be valid for all purposes as delivery of a manual signature and equally admissible in any legal proceedings to which any party is a party.

4.    Entire Understanding. This Amendment shall supersede and replace any prior agreement or amendment relating to the amendment of Section 7(a) of the Agreement.
5.    Governing Law. This Amendment shall be governed by and construed under the laws of the State of Missouri as applied to agreements among Missouri residents entered into and to be performed entirely within Missouri; except that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed and construed in accordance with the laws of the State of Massachusetts applicable to contracts made and to be performed entirely within such State.
6.    Severability. If one or more provisions of this Amendment are held to be unenforceable under applicable law, portions of such provisions, or such provisions in their entirety, to the extent necessary, shall be severed from this Amendment, and the balance of the Amendment shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this AMENDMENT TO SHAREHOLDER PROTECTION RIGHTS AGREEMENT as of the date first written above.

POST HOLDINGS, INC.

By:	/s/ Robert V. Vitale
Name:	Robert V. Vitale
Title:	Chief Financial Officer

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Robert A. Buckley Jr.
Name:	Robert A. Buckley Jr.
Title:	Senior Vice President